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                                                                     EXHIBIT 8.1

July 18, 1995

Nellcor Incorporated
4280 Hacienda Drive
Pleasanton, CA 94588

    RE: NELLCOR INCORPORATED PROXY STATEMENT
       AND REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

    We have acted as counsel to Nellcor Incorporated, a Delaware corporation ("Nellcor") and Puma Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Nellcor ("Sub") in connection with the Agreement and Plan of Merger, dated as of May 21, 1995 (the "Merger Agreement"), as amended, by and among Nellcor, Sub and Puritan-Bennett Corporation, a Delaware corporation ("P-B").

    Pursuant to the Merger Agreement, Sub will merge into and with P-B (the "Merger"). As a result of the Merger, P-B will become a wholly-owned subsidiary of Nellcor and the former shareholders of P-B will receive shares of Nellcor common stock, all on the terms set forth in the Merger Agreement.

    The Merger Agreement and certain proposed transactions incident thereto are described in the Registration Statement on Form S-4 filed by Nellcor with the Securities and Exchange Commission (the "Registration Statement"). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

    In connection with this opinion, we have examined and are familiar with the Merger Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary and appropriate in connection with rendering this opinion.

    In rendering this opinion, we assume the following:

    1. The authenticity of original documents submitted to us, the conformity to original documents of all documents submitted to us as photostatic copies and the authenticity of the originals of such copies, and the genuineness of all signatures and the due execution and delivery of all documents.

    2. The truth and accuracy of the representations, warranties, statements and facts made or to be made by Nellcor, Sub and P-B in connection with the Merger, including those representations set forth in the Merger Agreement and in certificates of representations provided to us by Nellcor and P-B.

    Based upon and subject to the foregoing, the discussion contained in the prospectus included as part of the Registration Statement (the "Prospectus") under the caption "Certain Federal Income Tax Consequences," expresses our opinion as to the material Federal income tax consequences if the Merger is effected according to the terms of the Merger Agreement. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent upon future events. In addition, you should be aware that the discussion under the caption "Certain Federal Income Tax Consequences" in the Prospectus represents our conclusions as to the application of existing law to the instant transactions and may not be applicable to certain classes of P-B stockholders, including securities dealers, foreign persons and persons who acquired their P-B Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. There can be no assurance that changes in the law will not take place which could affect the Federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service.
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Nellcor Incorporated
July 18, 1995
Page Two

    This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to our firm name wherever appearing in the Registration Statement with respect to the discussion of the Federal income tax consequences of the Merger, including the Prospectus constituting a part thereof, and any amendment thereto.

                                          Very truly yours,